EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 4, 2017, by and between DELPHI AUTOMOTIVE PLC, a public limited company formed under the laws of Jersey (“Aptiv”) and DELPHI TECHNOLOGIES PLC, a public limited company formed under the laws of Jersey (“Delphi Technologies”). Each of Delphi Technologies and Aptiv is referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, Aptiv and Delphi Technologies have entered into that certain Separation and Distribution Agreement, dated as of November 15, 2017 (the “Separation and Distribution Agreement”), pursuant to which Aptiv and Delphi Technologies have agreed that Aptiv will transfer the Delphi Technologies Business to Delphi Technologies and distribute the shares in Delphi Technologies to the shareholders of Aptiv on the terms and conditions set forth in the Separation and Distribution Agreement;

WHEREAS, solely in order to facilitate the orderly transfer and continuation of the Delphi Technologies Business and the operation of the Delphi Technologies Business by Delphi Technologies for a transitional period not to exceed the Term, Aptiv has agreed to, and has agreed to cause certain of its Affiliates to, provide Delphi Technologies and its Subsidiaries certain administrative and transition services;

WHEREAS, solely in order to facilitate the operation of the Aptiv Business by Aptiv and its Affiliates, Delphi Technologies has agreed to, and has agreed to cause its Subsidiaries to, provide Aptiv and its Affiliates certain administrative and transition services during the Term;

WHEREAS, neither Delphi Technologies nor Aptiv intends, by the terms and conditions hereof, to create an ongoing service relationship with the other with respect to the Services for a duration of time exceeding the Term; and

WHEREAS, Delphi Technologies and Aptiv intend to terminate the Service relationships contemplated hereby no later than expiration of the Term.

NOW, THEREFORE, in consideration of entering into the Separation and Distribution Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, capitalized terms shall have the meaning set forth in the body of this Agreement or as set forth below in this Section 1.1. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Separation and Distribution Agreement.

“Cost” means, with respect to a Service, either (a) the monthly service fees and other amounts set forth in Exhibit 2.1(a) or Exhibit 2.1(b) or (b) for Services contained in Exhibit 2.1(a) or Exhibit 2.1(b) for which prices are specified as “billed as incurred”, their actual cost based on the cost formula specified for each Service in Exhibit 2.1(a) or Exhibit 2.1(b), including where applicable, the increase in the monthly service fees for the relevant Service as provided in Exhibit 2.1(a) or Exhibit 2.1(b) and the increase set forth in Section 2.3 of the Agreement.

“Service” means (a) each service provided by Aptiv or its Affiliates to Delphi Technologies or its Subsidiaries pursuant to Section 2.1(a), and (b) each service provided by Delphi Technologies or its Subsidiaries to Aptiv or its Affiliates pursuant to Section 2.1(b), in each case, as separately identified in Exhibit 2.1(a) or Exhibit 2.1(b), as applicable.

“Service Provider” means (a) Aptiv or its applicable Affiliate, in connection with Services provided by such Person pursuant to Section 2.1(a) of this Agreement, and (b) Delphi Technologies or its applicable Subsidiary, in connection with Services provided by such Person pursuant to Section 2.1(b) of this Agreement.

“Service Recipient” means (a) Delphi Technologies or its applicable Subsidiary, in connection with Services received by such Person pursuant to Section 2.1(a) of this Agreement, and (b) Aptiv or its applicable Affiliate, in connection with Services received by such Person pursuant to Section 2.1(b) of this Agreement.

ARTICLE 2

SERVICES

2.1 Types of Services.

(a) For up to twenty-four (24) months from the Distribution Date (the “Term”), Aptiv will, and will cause certain of its Affiliates to, provide to Delphi Technologies and its Subsidiaries certain Services, in each case: (i) only as described in Exhibit 2.1(a) to this Agreement; (ii) only to the extent necessary for the continued operation of the Delphi Technologies Business, in the ordinary course consistent with past practice and the Level of Services existing during the Service Baseline Period (except that, Aptiv and its Affiliates shall be excused from performing to the extent that Services cannot be performed as a result of: (x) Delphi Technologies’ or its applicable Subsidiary’s failure to perform, or failure to cause to be performed, any necessary Excluded Services; and (y) changes in the operation of the Delphi Technologies Business after the Distribution Date); (iii) only as offered by Aptiv and its Affiliates to their own operations at the time the applicable Services are provided under this Agreement (provided that Aptiv and its Affiliates will not eliminate a Service prior to the end of the Period set forth in Exhibit 2.1(a), unless otherwise agreed in writing by the relevant Service Recipient, and will use commercially reasonable efforts to provide the relevant Service Recipient at least thirty (30) days advance notice of any significant changes); (iv) in a manner consistent with that which Aptiv or its applicable Affiliate provided such Services for or within its own organization or group during the Service Baseline Period; and (v) for a period not to exceed the Term or such shorter period as may be set forth in Exhibit 2.1(a) for a particular Service.

(b) During the Term, Delphi Technologies will, and will cause its Subsidiaries to, provide to Aptiv and its Affiliates, certain Services, in each case: (i) only as described on Exhibit 2.1(b) to this Agreement; (ii) only to the extent necessary for the continued operation of the Aptiv Business, in the ordinary course consistent with past practice and the Level of Services as existed during the Service Baseline Period (except that, Delphi Technologies and its Affiliates shall be excused from performing to the extent that Services cannot be performed as a result of: (x) Aptiv’s or its applicable Subsidiary’s failure to perform, or failure to cause to be performed, any necessary Excluded Services; and (y) changes in the operation of the Aptiv Business after the Distribution Date); (iii) only as offered by Delphi Technologies and its Affiliates to their own operations at the time the applicable Services are provided under this Agreement (provided that Delphi Technologies and its Affiliates will not eliminate a Service prior to the end of the period set forth in Exhibit 2.1(b), unless otherwise agreed in writing by the relevant Service Recipient, and will use commercially reasonable efforts to provide the relevant Service Recipient at least thirty (30) days advance notice of any significant changes); (iv) in a manner consistent with that which Aptiv or its applicable Affiliate provided such Services for or within its own organization or group during the Service Baseline Period; and (v) for a period not to exceed the Term or such shorter period as may be set forth in Exhibit 2.1(b) for a particular Service.

(c) In no event shall the Services include the following (collectively, “Excluded Services”): (i) any services that are not expressly set forth in Exhibit 2.1(a) to this Agreement, including those services set forth in Exhibit 2.1(c) (in each case, with respect to the Services provided to Delphi Technologies or its Subsidiaries) or Exhibit 2.1(b) to this Agreement (with respect to the Services provided to Aptiv or its Affiliates) as included Services; and (ii) unless extended by the written agreement of Aptiv and Delphi Technologies in accordance with Section 2.3 below, Services whose term has expired in accordance with the terms of this Agreement.

(d) Service Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided by Aptiv for or within its own organization or group (collectively referred to as the “Level of Service”) during the six (6) month period preceding the Distribution Date (the “Service Baseline Period”). A Service shall be deemed materially more burdensome if, among other items, its usage or the resources necessary to provide the Service exceed the usage or the resources required to provide analogous services to Service Provider’s own organization during the Service Baseline Period, or if Service Provider is required to hire new employees, engage new contractors or make capital investments in respect of such Service greater than the maximum number of employees or contractors dedicated at any time to analogous services, or investments made by Service Provider with respect to analogous services, during the Service Baseline Period. If Service Recipient requests that Service Provider perform or cause to be performed any Service that exceeds the Level of Service during the Service Baseline Period, including any acquisition or upgrade of technology, software or information systems, then the Parties shall cooperate and act in good faith to determine (i) whether Service Provider will provide such requested higher Level of Service and (ii) the Cost of providing such requested Higher Level of Service. If and to the extent that the Parties determine that Service Provider shall provide the requested higher Level of Service, then such higher Level of Service shall be documented in a supplement to the Exhibits hereto, reflecting the scope of such Service and the Cost thereof. Each such supplement, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement and the Level of Service increases set forth in such written agreement shall be deemed a part of the Services provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(e) In the event that Delphi Technologies and Aptiv agree that for the provision of local country Services it is necessary or desirable to enter into a local contract, then, at the request of either Delphi Technologies or Aptiv, Delphi Technologies or Aptiv shall procure that the applicable Service Provider and Service Recipient in each such country shall execute a “Participation Agreement” in a form materially consistent with the template attached hereto as Exhibit 2.1(e).

2.2 Additional Services.

(a) Both Parties, working together and using commercially reasonable efforts, have attempted to identify and specifically enumerate in Exhibit 2.1(a) and Exhibit 2.1(b) all Services necessary to be provided to Service Recipients in order to ensure the uninterrupted operation of the Delphi Technologies Business and the Aptiv Business following the Distribution Date.

(b) If a Service Recipient requires Excluded Services to support the continued operation of the Delphi Technologies Business or the Aptiv Business, as applicable, and a Service Provider is willing to consider providing such services (the “Additional Services”), Aptiv and Delphi Technologies will negotiate in good faith to determine if a Service Provider can provide the Additional Services upon mutually agreed terms and conditions; provided, however, that Service Provider shall have no obligation to provide Additional Services unless and until it agrees to do so in writing and that if terms satisfactory to the relevant Service Provider have not been agreed to within thirty (30) days after commencing such negotiations, Service Provider shall have no further obligation to negotiate with respect to such Additional Services.

(c) Other than as expressly agreed in writing by the Parties, and subject to Section 2.3, in no event shall the provision of Additional Services pursuant to this Section 2.2 extend the length of any Service otherwise provided under Section 2.1, nor shall any Additional Service provided pursuant to this Section 2.2 be provided beyond the end of the Term. In addition, unless otherwise agreed in writing by the Parties, the performance of Excluded Services or Additional Services, and the performance of any Services from and after the scheduled date of expiration of the term for such Services set forth on Exhibit 2.1(a) or Exhibit 2.1(b) (as applicable), shall not create any obligations to continue providing such Excluded Services, Additional Services or Services of extended duration.

(d) In the event that due to extenuating circumstances, such as a need to maintain the operation of the Delphi Technologies Business or Aptiv Business, (i) either (x) Service Recipient requests any Additional Services or (y) Service Provider notifies Service Recipient that it believes such Additional Services are required and Service Recipient does not object to the provision of such Additional Services in writing within five (5) Business Days (any such Additional Service, an “Emergency Service”) and (ii) there is insufficient time or opportunity (as determined Service Provider in its reasonable discretion) to negotiate the price and terms of such Emergency Service in accordance with the provisions hereof, then Service

Provider may, in its sole discretion, elect to provide such Emergency Service without the Parties’ prior agreement on the price and terms thereof. Until such time as Service Provider and Service Recipient agree in writing to the price of such Emergency Service, the price therefor shall be (x) cost thereof, as determined by Service Provider in its reasonable discretion, plus (y) ten percent (10%) of such cost. If Service Provider and Service Recipient have not agreed in writing to the price of such Emergency Service within thirty (30) days of such Emergency Service initially being provided to Service Recipient (or such earlier time upon the request of either Party), then the price determination for such Emergency Service shall be resolved as promptly as reasonably practicable in accordance with the dispute resolution provisions hereof set forth in Section 12.4.

2.3 Price of Services. Services shall be provided by a Service Provider, and Service Recipient shall pay the relevant Service Provider for the Services, at Cost, in accordance with Exhibit 2.1(a) or Exhibit 2.1(b), except that if a Service Provider provides any Service at the request of or with the written consent of the Service Recipient following the expiration of the term with respect to such Service, in each case, as set forth on Exhibit 2.1(a) or Exhibit 2.1(b), the Cost of such Service shall be increased as follows: (a) for the first three (3) months after the expiration of the term of such Service, the Cost shall be increased by twelve and one-half percent (12.5%) above the Cost set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable, (b) for the following three (3) months, the Cost shall be increased by twenty-five percent (25%) above the Cost set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable, (c) for the following three (3) months the Cost shall be increased by fifty percent (50%) above the Cost set forth on Exhibit 2.1(a) or
Exhibit 2.1(b), as applicable, and (d) thereafter the Cost shall be increased by one hundred percent (100%) above the Cost set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable.

2.4 Terms of Payment.

(a) Generally. Any invoice for amounts owed by a Party to another hereunder shall be paid by the relevant Service Recipient within thirty (30) days after receipt of such invoice from Service Provider. For Services that include variable costs, the respective Service Provider will provide the respective Service Recipient with a reconciliation of amounts owed based on actual Services provided during the preceding month. If the estimated amounts paid with respect to Services that include variable costs exceed the actual amount owed with respect to such Services provided during a given month, Service Recipient will receive a credit for such excess amount paid in the next month’s invoice (or if all Services have terminated, such amount shall be paid within thirty (30) days after termination). Likewise, if the estimated amounts paid with respect to Services that include variable costs are less than the actual amount owed with respect to such Services provided during a given month, Service Recipient will pay such deficiency as part of the next month’s invoice (that will include such deficiency) or as part of the final invoice issued after all Services used by Service Recipient have terminated. All payments under this Agreement shall be made by electronic funds transfer of immediately available funds to such bank account of the respective Service Provider as identified by Aptiv (for Services provided by Aptiv or its Affiliates) or by Delphi Technologies (for Services provided by Delphi Technologies or its Subsidiaries). All amounts due for Services rendered pursuant to this Agreement shall be invoiced and paid in the currency in which the rate for such Service is quoted, as set forth in Exhibit 2.1(a) or Exhibit 2.1(b).

(b) Dispute Resolution. A Service Recipient may not withhold any payments to a Service Provider under this Agreement, notwithstanding any dispute that may be pending between the Parties, whether under this Agreement or otherwise (any required adjustment being made on subsequent invoices). If there is a dispute between a Service Recipient and a Service Provider regarding the amounts shown as billed to a Service Recipient on any invoice, such Service Provider shall furnish to the respective Service Recipient reasonable documentation to substantiate the amounts billed, including listings of the dates, times and amounts of the Services in question where applicable and practicable. Upon delivery of such documentation, Service Recipient and Service Provider shall cooperate and use commercially reasonable efforts to resolve such dispute among themselves. If such disputing Parties are unable to resolve the dispute within thirty (30) days of the initiation of such resolution procedures, and Service Recipient believes in good faith and with a reasonable basis that the amounts shown as billed to Service Recipient are inaccurate or are otherwise not in accordance with the terms of this Agreement, then the Parties will resolve such dispute pursuant to the general dispute resolution procedures set forth in Section 12.4.

2.5 Disbursements. Advances. Any necessary disbursements to third party vendors, employees (of a Service Recipient) or suppliers (including prepayments) to be made by a Service Provider on behalf of a Service Recipient in connection with the performance of the Services (“Disbursements”) will be included in the invoice for the month in which such Disbursements will be paid. Notwithstanding the foregoing, Disbursements greater than one hundred thousand U.S. Dollars ($100,000) per country that are due in a given month, must, at Service Provider’s election, be paid in advance in order for the Services to be provided. Service Provider shall provide Service Recipient with written notice of any such projected Disbursements, including the projected due date for such Disbursements. For a Service Provider to pay such Disbursements, a Service Recipient shall transfer, on or before the projected due date of a Disbursement, immediately available funds to a bank account identified by Service Provider. For the avoidance of doubt, any and all amounts to be paid by Aptiv on behalf of Service Recipient pursuant to the payroll function referred to in Exhibit 2.1(a), if any, shall be included in the Disbursements referred to herein and Aptiv or its Affiliates will under no circumstances be liable to fund any such payable to employees of Service Recipient unless Aptiv has received from Service Recipient the funds necessary to enable Aptiv to make such Disbursement. If any Service requires travel by a Service Provider, Service Recipient will be notified in advance, and travel expenses will be separately billed.

2.6 Performance of Excluded Services. The relevant Service Recipient shall, at its sole cost and expense, perform, or cause to be performed, all Excluded Services which are necessary to its continued operation or the performance of the Services by the applicable Service Provider(s); provided, however, that a Service Recipient may elect not to perform, or cause to be performed, any Excluded Service, if such nonperformance would not: (a) increase the Cost of any Service provided by a Service Provider under this Agreement, a Participation Agreement or a similar agreement between the Parties or their Affiliates; (b) increase the resources required to perform any Service; or (c) result in any increased liability exposure to any Service Provider or any of its Affiliates or any other party other than a Service Recipient or its Affiliates. Notwithstanding anything herein to the contrary, no Service Provider shall have any obligation to perform any Service to the extent that such Service is dependent in a material respect upon the performance of an Excluded Service that a Service Recipient elects not to perform or cause to be performed.

2.7 Correction of Processing Errors. Each Service Recipient is responsible from and after the Distribution Date for: (a) the accuracy and completeness of all data or information submitted by a Service Recipient to the applicable Service Provider for processing or transmission in connection with the Services (“Data”); and (b) any errors in and with respect to data or information obtained from Service Provider to the extent caused by any inaccurate or incomplete Data submitted by a Service Recipient.

2.8 Service Recipient’s Obligations.

(a) General. Service Recipient shall: (i) maintain in good operating condition all equipment, software and operational features maintained or controlled by a Service Recipient and used in the provision of, or necessary for the receipt or delivery of, the Services, in a manner consistent with the practice for maintenance of all equipment, software and operational features as of the Distribution Date; (ii) appropriately enhance (i.e., improve or upgrade and not fix or patch) any equipment, software and operational features maintained or controlled by a Service Recipient, as may be necessary for such equipment, software and operational features to be compatible with any systems used by the applicable Service Provider after the Distribution Date in connection with providing Services in a manner consistent with provision of such Services during the Service Baseline Period, provided that: (a) within ten (10) days after the applicable Service Provider has notified Service Recipient that an enhancement is necessary in order to maintain the required compatibility, Service Recipient shall develop and deliver to Service Provider a plan, for Service Provider’s approval, to complete all such enhancements (at Service Recipient’s sole cost and expense) within the time required by Service Provider; provided, further, that where either Party believes that an enhancement will result in material expenditure by Service Recipient, the Parties shall discuss in good faith the proposed timing of any necessary enhancement with Service Recipient in an effort to avoid unnecessary expense on the part of Service Recipient, provided that Service Provider makes no assurances that timing considerations will be accommodated, (b) Service Recipient shall complete such enhancements in accordance with the plan approved by Service Provider and (c) if Service Recipient has not implemented the enhancements necessary to permit it to receive the relevant Services by the time Service Provider has notified Service Recipient that the enhancements must be implemented, Service Provider shall have no obligation to provide Services until Service Recipient has made the necessary enhancements; (iii) be solely responsible for all costs and expenses, if any, incurred by Service Recipient or Service Provider resulting from any termination of a Service prior to the expiration of the term for such Service as set forth on Exhibit 2.1(a) or Exhibit 2.1(b), as applicable, including any severance costs and expenses incurred resulting or arising from or in connection with the early termination of any Service; (iv) comply with any policies and reasonable instructions provided by the applicable Service Provider that are necessary or desirable for Service Provider to provide the Services in accordance with this Agreement; (v) in the case of Delphi Technologies and its Subsidiaries, make available to Aptiv the books and records that were transferred to Delphi Technologies by Aptiv or its Affiliates pursuant to the Separation and Distribution Agreement to the extent necessary for Aptiv or its Affiliates to perform its obligations under this Agreement; (vi) be responsible for its pro-rata share (as determined by Service Provider in its reasonable discretion) of the costs of replacement, repair and maintenance of any equipment or other assets provided by a Service Provider (and owned by a Service Provider or a third party) to a Service Recipient which are necessary for the provision of Services hereunder; (vii) be solely responsible for all costs and expenses associated with the preparation of Service Provider’s systems for Service Recipient’s migration off of those systems, including, but not limited to, the creation and installation of redundant or alternative programs or systems, carve-outs, separations and firewalls; and (viii) be solely responsible for all costs and expenses, if any, incurred by Service Recipient or Service Provider associated with migration off of Service Provider systems, including, but not limited to out-of-pocket costs of data extraction, software licenses and system deinstallation.

(b) Monitoring of Replacement Programs. The relevant Service Recipient shall provide updates as reasonably requested by Service Provider to allow the relevant Service Provider to monitor the current status of Service Recipient’s efforts to establish replacement or alternative programs and services in substitution for all Services provided by the relevant Service Providers to assure timely completion of such efforts.

2.9 Nature of Services; Limitations on Performance.

(a) The Parties acknowledge and agree that the Services are transitional in nature. Service Recipient agrees to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from Service Provider to Service Recipient (or its designee) as soon as commercially practicable after the Distribution Date, but in any event before the end of the Service period for such Service. The Parties agree to use reasonable efforts to assist and cooperate in good faith with each other in order to effectuate such transition of the Services from Service Provider to Service Recipient (or its designee) in a timely and orderly manner.

(b) Nothing in this Agreement shall require Service Provider to perform or cause to be performed any Service to the extent that Service Provider reasonably believes that the manner of such performance would constitute (i) a breach, violation or infringement of, or a default under, any of the terms, conditions or provisions of any agreement, instrument, contract, obligation or undertaking which was entered into by such Service Provider prior to the date of this Agreement or (ii) a violation of any applicable Law. If Service Provider is or becomes aware of any potential violation on the part of Service Provider, Service Provider shall use commercially reasonable efforts to promptly advise Service Recipient of such potential violation, and Service Provider and Service Recipient will use their commercially reasonable efforts to jointly seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary third party consents required under any existing contract or agreement with a third party or under applicable Law to allow Service Provider to perform, or cause to be performed, all Services to be provided by Service Provider hereunder in accordance with the standards set forth in this Agreement. Without limiting the foregoing, neither Party shall under any circumstance be required to (and Service Provider shall not, without the prior written consent of Service Recipient) pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to obtain any such third party consent. Unless otherwise agreed in writing in advance by the Parties, all reasonable out-of-pocket costs and expenses (if any) incurred by Service Recipient or any of its Subsidiaries or, with Service Recipient’s prior written consent, Service Provider or any of its Subsidiaries in connection with obtaining any such third party consent that is required to allow Service Provider to perform or cause to be performed such Services shall be borne solely by Service Recipient; provided, however, that in the event Service Recipient does not consent to bear the foregoing third-party consent fees payable by Service Provider or any of its Subsidiaries, then Service Provider and its Subsidiaries shall be relieved of their obligations to perform or cause to be performed any Services requiring such consent. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third party consent, or the performance of such Service by Service Provider would constitute a violation of any applicable Law, the Parties shall use commercially reasonable efforts to develop an alternative arrangement that is reasonably acceptable to each Party and that enables Service Provider to perform or cause to be performed such Service or an analogous service without obtaining such required third party consent or violating any applicable Law.

ARTICLE 3

CONSENTS; HARDWARE AND SOFTWARE

3.1 Required Consents. The applicable Service Provider shall use commercially reasonable efforts to obtain any consents, approvals or amendments to existing agreements of any Service Provider necessary to allow a Service Provider to provide the Services to a Service Recipient (the “Consents”). The applicable Service Recipient shall pay, or, at Service Provider’s request, reimburse Service Provider for, the cost of obtaining the Consents and any fees or charges associated with the Consents or with any transfers of computer equipment leases or software licenses to a Service Recipient, including, but not limited to, any additional license, sublicense, access or transfer fees. Service Recipient acknowledges that there can be no assurance that Service Provider will be able to obtain the Consents. In the event that any Consents are not obtained, upon Service Recipient’s request, Service Provider will reasonably cooperate with Service Recipient to identify, and if commercially feasible, to implement, a workaround or other alternative arrangement for any affected Service(s), provided that (i) Service Recipient shall be responsible for all fees and costs associated with any such work-around or alternative arrangement, (ii) Service Provider shall not be required to undertake any activities that increase, in any material respect, the resources required of it to perform the Service(s), and (iii) Service Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the standards for provision of the Services set forth in Section 2.1(a), and Service Provider shall not be liable for any breach of this Agreement that results from the adoption of any such work-around or alternative arrangement.

3.2 Additional Hardware and Software. No Service Provider shall be obligated to purchase, license, lease or otherwise obtain the right to use any hardware or software in order to provide Services that exceed the level of such Services during the Service Baseline Period. Service Recipient shall be responsible for obtaining, at Service Recipient’s sole expense, any software or other licenses it needs in order to receive the Services.

ARTICLE 4

DATA AND THIRD PARTY ASSETS

4.1 All data provided by a Service Provider hereunder shall be in the form used by the applicable Service Provider as of the Distribution Date, except to the extent such form may be altered by modifications or enhancements of Service Provider’s systems. Unless furnished to Service Provider by a Service Recipient, all media upon which Service Recipient’s Data is stored is and shall remain the property of Service Provider. Special reports and other non-conforming data requests will be provided only if Service Provider and Service Recipient enter into a separate agreement with respect thereto.

ARTICLE 5

SHARED FACILITIES

5.1 Shared Facilities.

(a) Aptiv shall provide Services relating to certain facilities as further described in Exhibit 2.1(a) and Exhibit 5.1(a). In case of any conflict between the terms and conditions set forth in Exhibit 2.1(a) and Exhibit 5.1(a), Exhibit 2.1(a) shall prevail.

(b) Delphi Technologies shall provide Services relating to certain facilities as further described in Exhibit 2.1(b) and Exhibit 5.1(b). In case of any conflict between the terms and conditions set forth in Exhibit 2.1(b) and Exhibit 5.1(b), Exhibit 2.1(b) shall prevail.

ARTICLE 6

DISCLAIMER

6.1 EXCEPT FOR THE INDEMNITY EXPRESSLY SET FORTH IN SECTION 7.1, THE SERVICES SHALL BE PROVIDED BY EACH SERVICE PROVIDER “AS-IS”, AND EACH SERVICE PROVIDER EXPRESSLY DISCLAIMS TO THE FULL EXTENT PERMISSIBLE BY LAW ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE NATURE OR STANDARD OF THE SERVICES OR PRODUCTS OF THE SERVICES WHICH ANY OF THEM MAY PROVIDE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER DELPHI TECHNOLOGIES NOR ITS AFFILIATES, ON THE ONE HAND, NOR APTIV NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES OR ANY LOST PROFITS OR DAMAGES CALCULATED BASED ON A MULTIPLE OF PROFITS, REVENUE OR ANY OTHER FINANCIAL METRIC, IN EACH CASE, ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. Subject to the next sentence, Delphi Technologies and Aptiv, as applicable, shall cause each Service Recipient to defend, indemnify and hold the relevant Service Provider harmless from any and all Liabilities suffered or incurred by Service Provider in connection with any and all demands, audits, Actions and causes of action to the extent arising from or relating to: (a) the Services provided to such Service Recipient pursuant to this Agreement; (b) any actions taken by any Service Provider in connection with such Services or this Agreement; (c) a Service Recipient’s failure to perform, or cause to be performed, any Excluded Services; or (d) the actions of any employee, representative or agent of a Service Recipient (including death, personal injury and/or property damage), in each case except to the extent that such Liabilities arose solely from the gross negligence or willful misconduct of any Service Provider or their respective Representatives (any demands, audits, Actions and causes of action to the extent arising under paragraphs (a) through (d) above, a “Claim”). Delphi Technologies and Aptiv, as applicable, shall cause each Service Provider to indemnify the applicable Service Recipient to the extent of Liabilities caused by such gross negligence or willful misconduct; provided, however, that each Party and its respective Service Providers’ aggregate maximum liability to the other Party and its respective Service Recipients under this Agreement shall not exceed the aggregate fees received by Aptiv and its affiliated Service Providers pursuant to this Agreement.

Notwithstanding the foregoing, neither Party and its respective Service Providers or Service Recipients, as applicable, shall have any liability to each other under this Agreement arising from or relating to a Claim if the underlying facts, event (or series of events) or circumstances underlying the Claim have had an adverse effect on both Parties and/or their respective Service Providers or Service Recipients, as applicable (regardless of whether such facts, event (or series of events) or circumstances gave rise to a Claim in favor of the other Party).

7.2 Sole and Exclusive Remedy. Each Party acknowledges and agrees that (i) the indemnification provided in Article 7, and (ii) the specific performance provided in Section 12.9 shall be the sole and exclusive remedies of the Parties hereto and their Affiliates and their respective successors or assigns in respect of any claim for Liabilities arising under or out of this Agreement.

7.3 Procedures. The provisions of Section 5.5 of the Separation and Distribution Agreement shall apply to indemnification claims under this Agreement mutatis mutandis.

ARTICLE 8

FORCE MAJEURE

8.1 Except for any payment obligations of either Party, in case a Service Provider or Service Recipient shall be hindered, delayed or prevented from performing its obligations under this Agreement (other than its payment obligation), or if such performance is rendered impossible by reason of any force majeure event including fire, explosion, earthquake, storm, flood, drought, embargo, pandemic, wars or other hostilities, strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other cause that is beyond the reasonable control of a Service Provider or Service Recipient, then the Party so hindered, delayed or prevented shall not be liable to the other Party for the resulting failure to carry out its obligations hereunder.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. Unless earlier terminated pursuant to the provisions of this Article 9, or extended by written agreement of the Parties with respect to any one or more of the Services, or parts thereof, this Agreement shall expire at the end of the Term.

9.2 Termination for Default. If either Party fails to perform any of its material duties or obligations pursuant to this Agreement and such breach is not cured within fifteen (15) days, in the event such breach involves the payment of money, or within thirty (30) days, with respect to any other breach, after notice to such Party specifying the nature of such failure, the other Party may terminate this Agreement in its entirety, or with respect to any or all of the Services provided by such Party, upon further notice to the defaulting Party.

9.3 Termination for Convenience. A Service Recipient may terminate this Agreement in respect of any or all of the Services provided to such Service Recipient by a Service Provider, effective on the first day of any calendar month, by providing a minimum of forty-five (45) days (or such longer period as may be set forth in Exhibit 2.1(a) or Exhibit 2.1(b) with respect to a particular Service) prior written notice to the applicable Service Provider in the form of a Service cancellation notice in a form materially consistent with the format attached as Exhibit 9.3 (“Cancellation Notice Form”); provided, however, that if a Service Recipient provides such Cancellation Notice Form to the applicable Service Provider with respect to any Service, Service Recipient may not request Service Provider to provide such Service beyond the date specified in such Cancellation Notice Form. Notwithstanding the foregoing, a Service Recipient may not terminate this Agreement as set forth in this Section 9.3 with respect to (i) a portion of (but not all of) a particular Service nor (ii) with respect to a particular Service if such Service is interdependent with other Services, unless all such interdependent Services are simultaneously terminated. Notwithstanding a Service Recipient’s right to terminate this Agreement with respect to any particular Service as set forth in this Section 9.3, the relevant Service Recipient shall work with the relevant Service Provider to develop a plan for the timing and coordination of the orderly discontinuance of each Service and Service Recipient shall bear all documented out-of-pocket costs and expenses incurred by Service Provider in connection with such discontinuance of Service.

9.4 Effect of Termination.

(a) Upon: (a) the expiration or termination of this Agreement; (b) termination of the provision of any Services pursuant to Section 9.2; or (c) the termination of any Services pursuant to Section 9.3, the Parties shall pay all costs and other sums owed to the other for the terminated Services provided or reimbursement of excess payments through the date of such expiration or termination on the payment terms set forth in Section 2.4; provided, that any costs which are thereafter determined to be due and payable with respect to such Services shall be invoiced to the owing Party and paid on the payment terms set forth in Section 2.4.

(b) Upon the expiration or termination of this Agreement in respect of a Facility Transition Services listed in Exhibit 2.1(a), Delphi Technologies shall, and shall cause the relevant Service Recipient to (i) complete the removal of all its assets from Aptiv’s or its Services Providers’ premises at the latest on the expiration or termination date of the relevant Facility Transition Services, (ii) repair or reimburse Service Provider for repairing all damage caused by any such removal and (iii) leave the applicable premises broom-clean and in good order and working condition (ordinary wear and tear excepted), provided that at the latest nine (9) months prior to the expiration date of the relevant Facility Transition Service, Delphi Technologies shall provide Aptiv with a reasonably detailed written plan describing the steps leading to a vacation of the relevant premises occupied by the relevant Service Recipient on the relevant termination or expiration date and, after delivering such notice, shall provide monthly updates to Aptiv regarding plans to vacate the premises. Any asset that is not removed from the relevant Aptiv’s or its Service Providers’ premises in violation of this provision shall be deemed to be abandoned by Delphi Technologies or its Services Recipients, as the case may be, and may be disposed of, or scrapped by Aptiv or the relevant Service Provider, at Aptiv’s or the relevant Service Provider’s discretion and at Delphi Technologies’ or the relevant Service Recipient’s cost and expenses.

ARTICLE 10

CONFIDENTIALITY

10.1 All written confidential or proprietary information and documentation clearly marked “Proprietary” or other similar marking and all employee and payroll data or other information that would reasonably be understood to be confidential (the “Confidential Information”) relating to either Party or its Affiliates shall be held in confidence by the other Party or its Affiliates to the same extent and in at least the same manner as such Party protects its own confidential or proprietary information of a similar nature. Subject to the exceptions provided in this Article 10, neither Party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any Person without the other Party’s approval. Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its officers, agents and employees and to the officers, agents and employees of its Affiliates to the extent that such disclosure is reasonably necessary to the performance of its duties and obligations or the exercise of its rights under this Agreement; provided, that such Party shall take all reasonable measures to ensure that Confidential Information of the other Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents and employees. The obligations in this Article 10 shall not: (a) restrict any disclosure by either Party pursuant to any applicable Law of any Governmental Authority (provided that the disclosing Party shall endeavor to give such notice to the non-disclosing Party as may be reasonable under the circumstances); and (b) apply with respect to information that: (i) is independently developed by the other Party; (ii) becomes part of the public domain (other than through unauthorized disclosure); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; or (iv) either Party gained knowledge of, or possession of, free of any obligation of confidentiality.

ARTICLE 11

GOVERNANCE

11.1 TSA and Service Manager. Each of Aptiv and Delphi Technologies shall designate a person within their respective organization to be the person responsible for all matters relating to the consummation of this Agreement (the “Delphi Technologies TSA Manager” and the “Aptiv TSA Manager”). The Parties may also agree for one or more Services to designate a person responsible for all matters and communication concerning the respective Service (“Service Manager”), including for managing and coordinating the performance of the respective Service. Aptiv and Delphi Technologies, and each Service Provider and Service Recipient may change its designated TSA Manager or Service Manager from time to time, and inform the respective other Party, Service Provider or Service Recipient, as the case may be, in writing about such change.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1):

if to Delphi Technologies, to:

Delphi Technologies PLC

5825 Innovation Dr.

Troy, MI 48098

Attention: Liam Butterworth, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Delphi Technologies PLC

5825 Innovation Dr.

Troy, MI 48098

Attention: James Harrington, General Counsel

if to Aptiv, to:

Delphi Automotive PLC

5725 Innovation Dr.

Troy, MI 48098

Attention: Joseph Massaro, Senior Vice President and Chief Financial Officer

Facsimile No.: 1.248.813.2648

with a copy (which shall not constitute notice) to:

Delphi Automotive PLC

5725 Innovation Dr.

Troy, MI 48098

Attention: David Sherbin, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Facsimile No.: 1.248.813.2491

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

12.2 Amendment and Waivers.

(a) No provisions of this Agreement shall be waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom such waiver, amendment, supplement or modification is sought to be enforced.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.3 Expenses. Except as otherwise expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

12.4 Governing Law; Dispute Resolution; WAIVER OF JURY TRIAL.

(a) This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Article IV of the Separation and Distribution Agreement shall apply to all Disputes arising out of or relating to this Agreement, mutatis mutandis.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT AND ANY OF

THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.4(c).

12.5 Assignment; Successors and Assigns; No-Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any person other than the Parties and their respective successors and permitted assigns.

12.6 Counterparts; Effectiveness.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party.

(b) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

12.7 Entire Agreement. This Agreement and the exhibits, annexes and schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein.

12.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

12.9 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. The Parties agree that, prior to the valid termination of this Agreement pursuant to Article 9, Delphi Technologies, on the one hand, and Aptiv, on the other hand, shall, in the event of any breach or threatened breach by Aptiv, on the one hand, or Delphi Technologies, on the other hand, of any of their respective covenants or agreements set forth in this Agreement, be entitled to equitable relief, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of the other under this Agreement. The Parties have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 12.9.

(b) Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of such Party under this Agreement in accordance with the terms of this Section 12.9. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction, all in accordance with the terms of this Section 12.9. Each Party further agrees that (i) by seeking the remedies provided for in this Section 12.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.9 are not available or otherwise are not granted and (ii) nothing set forth in this Section 12.9 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 12.9 prior or as a condition to exercising any termination right under Article 9, nor shall the commencement of any Action pursuant to this Section 12.9 or anything set forth in this Section 12.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 9 or pursue any other remedies under this Agreement that may be available then or thereafter.

12.10 Relationship of the Parties. The relationship of the Parties, or any Service Provider and any Service Recipient, to each other is that of independent contractors and neither Party nor its agents or employees shall be considered employees or agents of the other Party. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between Aptiv and Delphi Technologies or any Service Provider and any Recipient. Neither Party shall have the right to bind the other Party to any obligations to third parties.

12.11 Access to Aptiv IT Systems. In the event that employees of Delphi Technologies or any of its Subsidiaries are provided access to the information technology systems of Aptiv or any of its Affiliates in connection with the provision or receipt of Services, Delphi Technologies will cause such employees to sign and deliver to Aptiv a reasonable confidentiality agreement acceptable to Aptiv, and an agreement to abide by Aptiv’s rules, regulations and policies applicable to such employees’ access to and use of such information technology systems (copies of which will be provided to Delphi Technologies and such employees). Delphi Technologies shall ensure that all such employees comply with such agreements, and shall be jointly and severally liable with such employees for any breaches thereof.

12.12 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this.

12.13 Conflict. In case of any conflict between the terms and conditions of this Agreement and any Exhibit, the terms and conditions of the Exhibit shall govern.

12.14 Survival. The provisions of Section 2.3, Section 2.4, Section 2.9, Section 2.5, Section 3.1, Article 6, Article 7, Article 8, Section 9.4, Article 10 and Article 12 shall survive the expiration or the termination of this Agreement.

12.15 Taxes. All sums payable under this Agreement are exclusive of value added tax, sales tax, service tax and turnover tax that may be levied in any jurisdiction which shall (if and to the extent applicable with respect to a Service) be payable by Service Recipient of such Service. Each of Service Providers and Service Recipients shall be liable for its own income taxes. Delphi Technologies and Aptiv agree to cooperate (to the extent that it is possible) in order to resolve tax issues associated with this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

DELPHI AUTOMOTIVE PLC

By:	/s/ Bradley A. Spiegel
Name:	Bradley A. Spiegel
Its:	Attorney-in-Fact

DELPHI TECHNOLOGIES PLC

By:	/s/ David M. Sherbin
Name:	David M. Sherbin
Its:	Director

[Signature Page to TSA]